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EXHIBIT 11 - (UNAUDITED)

                               MEDPARTNERS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                             1996               1997
                                                          ---------           --------
Earnings:
  Income from Continuing operations                       $  2,752             $40,486
Discontinued operations:
  Loss from discontinued operations                        (71,221)                  -
  Net gains on sales of discontinued operations              2,523                   -
                                                           -------             -------
  Loss from discontinued operations                        (68,698)                  -
                                                          --------             -------
  Net income (loss)                                       $(65,946)            $40,486
                                                          ========             =======
PRIMARY
  Weighted average common shares outstanding               145,363             161,725
  Net common shares issuable on exercise of certain
    stock options (1)                                        5,059               3,116
                                                          --------             -------
  Average common and common equivalent shares
    outstanding                                            150,422             164,841
  Per share amounts:
  Income from continuing operations                       $   0.02             $  0.25
  Loss from discontinued operations                          (0.46)                  -
                                                          --------             -------
  Net income (loss)                                       $  (0.44)            $  0.25
                                                          ========             =======
FULLY DILUTED
  Weighted average common shares outstanding               145,363             161,725
  Net common shares issuable on exercise of certain
   stock options (1)                                         5,422               3,116
                                                          --------             -------
  Average common and common equivalent shares
   outstanding                                             150,785             164,841
                                                          ========             =======
Per share amounts:
  Income from continuing operations                       $   0.02             $  0.25
  Loss from discontinued operations                          (0.46)                  -
                                                          --------             -------
  Net income (loss)                                       $  (0.44)            $  0.25
                                                          ========             =======

(1) Net common shares issuable on exercise of certain stock options is calculated based on the treasury stock method using the average market price for the primary calculation and the ending market price, if higher than average, for the fully diluted calculation.



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